Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Honeywell International Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	4.650% Senior Notes Due 2027	457(r)	$1,150,000,000	99.997%	$1,149,965,500	$0.00014760	$169,734.91
Fees to Be Paid	Debt	4.700% Senior Notes Due 2030	457(r)	$1,000,000,000	99.914%	$999,140,000	$0.00014760	$147,473.06
Fees to Be Paid	Debt	4.750% Senior Notes Due 2032	457(r)	$650,000,000	99.707%	$648,095,500	$0.00014760	$95,658.90
Fees to Be Paid	Debt	5.000% Senior Notes Due 2035	457(r)	$700,000,000	100.224%	$701,568,000	$0.00014760	$103,551.44
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$3,498,769,000
	Total Fees Previously Paid							—
	Net Fee Due							$516,418.30
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the
Company’s Registration Statement on Form S-3 (File No. 333-260437) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.